Exhibit 99.2

Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS' OTLERTUZUMAB (TRU-016) SHOWS POSITIVE RESULTS IN COMBINATION WITH RITUXIMAB IN PEOPLE WITH CLL

ROCKVILLE, Maryland—December 10, 2013—Emergent BioSolutions Inc. (NYSE: EBS) today announced preliminary results from a Phase 1b single-arm, open-label study evaluating the safety and efficacy of otlertuzumab (TRU-016) in combination with rituximab in people with previously untreated  chronic lymphocytic leukemia (CLL) (Study 16009). Data from the first cohort to have completed enrollment, presented during the American Society of Hematology annual meeting, showed that the combination was active and well tolerated.

Otlertuzumab is a humanized anti-CD37 monospecific protein therapeutic, built on Emergent's ADAPTIRTM (modular protein technology) platform, that targets the CD37 signaling pathway involved in B-cell malignancies such as CLL, non-Hodgkin's lymphoma (NHL), diffuse large B-cell lymphoma (DLBCL) and other cancers of the blood.

"Emergent is pleased with the data from Cohort 1 of this Phase 1b study that show the safety and activity of otlertuzumab in combination with rituximab," said Scott C. Stromatt, M.D., senior vice president and chief medical officer, Emergent BioSolutions. "The ability to possibly combine therapies like otlertuzumab with existing approved treatments or even future therapies could provide expanded treatment options to people with CLL."

 About the Phase 1b (16009) Study
The Phase 1b study, initiated in October 2012, was designed to evaluate the efficacy and safety of the combination of otlertuzumab and rituximab in patients with a diagnosis of CLL. In Cohort 1, twenty four previously untreated patients received otlertuzumab (20 mg/kg) followed by rituximab (375 mg/m2 the first dose then 500 mg/m2 for subsequent doses).

Overall response rate (ORR) by 2008 International Workshop on CLL (IWCLL) Response Criteria was the primary efficacy endpoint of the study. For the 20 patients who have necessary CT scans and have completed treatment, the ORR per IWCLL criteria was 50 percent. Complete response (CR), one of the secondary endpoints, was 5 percent. One patient was minimal residual disease (MRD) negative on examination of bone marrow by 5 color flow cytometry. The response by investigator assessment using National Cancer Institute criteria was an ORR of 96 percent and CR of 33 percent.

Otlertuzumab was well tolerated in Cohort 1. 54 percent of patients experienced infusion reactions, most of which were grade 1 or 2 with only two grade 3 reactions. None of the infusion reactions resulted in study drug discontinuation.

In April 2013, Emergent announced an expanded protocol to include two additional study cohorts to examine the combination of otlertuzumab and rituximab in relapsed CLL patients (Cohort 2) and to evaluate a lower dose of otlertuzumab in combination with rituximab in previously untreated patients (Cohort 3). Treatment and follow up are ongoing for patients in these expanded cohorts to determine response. Follow up of patients in all 3 cohorts will be continued in order to assess progression free survival.

About Chronic Lymphocytic Leukemia (CLL)
According to the American Cancer Society, CLL is the most common form of blood cancer. There are approximately 94,000 patients currently diagnosed with CLL in the U.S., with over 15,000 new cases diagnosed each year. Most cases of CLL (95 percent) start in white blood cells called B cells, the primary target of otlertuzumab.

About Otlertuzumab (TRU-016)
Otlertuzumab is a CD37-specific therapeutic protein in development for the treatment of B-cell malignancies such as CLL that was built on the ADAPTIR™ (modular protein technology) platform. CD37 is a tetraspanin protein expressed on the surface of normal and transformed B cells and demonstrates death signaling via SHP1.

About the ADAPTIR™ Platform
ADAPTIR monospecific proteins are single chain polypeptides that comprise three components: a binding domain (VL and VH), a hinge domain, and an effector domain (huFc). They have a differentiated structure from monoclonal antibodies and can generate a unique signaling response. In addition, ADAPTIR proteins may mediate complement dependent cytotoxicity and Fc dependent cytotoxicity, similar to monoclonal antibodies.

About Emergent BioSolutions
Emergent BioSolutions is a specialty pharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats. Additional information about the company may be found at www.emergentbiosolutions.com. Follow us @emergentbiosolu.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements in this press release include statements about the potential and therapeutic opportunity of otlertuzumab. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including the success of our ongoing and planned clinical trials; the rate and degree of market acceptance and clinical utility of our products; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; and our commercialization, marketing and manufacturing capabilities and strategy. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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